Exhibit 23.1 - Consent of Cherry Bekaert LLP

[Letterhead of Cherry Bekaert LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator

First South Bank Employees' Savings &

    Profit Sharing Plan and Trust

Washington, North Carolina

We consent to incorporation by reference in the registration statement (No. 333-132623) on Form S-8 of First South Bancorp, Inc. of our report dated June 28, 2016 relating to the Statements of Net Assets Available for Benefits of First South Bank Employees' Savings & Profit Sharing Plan and Trust as of December 31, 2015 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended, which report appears in the December 31, 2015 Annual Report on Form 11-K of First South Bank Employees' Savings & Profit Sharing Plan and Trust.

 /s/ Cherry Bekaert LLP

Raleigh, North Carolina

June 28, 2016